EXHIBIT 99.1
Joint Filing Agreement
The undersigned hereby agree that the Statement on the Schedule 13G filed herewith (and any amendments thereto), relating to the common stock of Biodesix, Inc. is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended, on behalf of each of the undersigned.
This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of January 26, 2026.

TELEMARK ASSET MANAGEMENT, LLC

By:	/s/ Brian C. Miley
Name: Brian C. Miley
Title: Chief Financial Officer

TELEMARK FUND, LP

By: Telemark Asset Management, LLC, investment adviser

By:	/s/ Brian C. Miley
Name: Brian C. Miley
Title: Chief Financial Officer

By:	/s/ Colin McNay
Name: Colin McNay, in his individual capacity